PROMISSORY NOTE

$528,500.00 Date: July 26, 2023

TIDS PROMISSORY NOTE (the “Note”), is made as of the date first written above by Here Collection LLC - Series #4, a series of Here Collection LLC, a Delaware Limited Liability Company (individually and collectively referred to herein as, “Borrower”), and is payable to the order of Vontive, Inc., a Delaware corporation, its successors and assigns (“Lender”), in the maximum principal amount of Five hundred twenty-eight thousand, five hundred and 00/100 Dollars ($528,500.00), or so much thereof as may from time to time be outstanding hereunder, together with interest on the balance of principal from time to time remaining unpaid, all as provided below.

RECITALS

A.This Note evidences the loan being made by Lender to Borrower pursuant to the terms and conditions contained herein (the “Loan”).

B.This Note is secured, among other items, by (i) that certain Deed of Trust (as amended, restated, or otherwise modified from time to time, the “Security Instrument”), dated as of even date herewith, executed and delivered by Borrower for the benefit of Lender, encumbering the Secured Property, (ii) each Guaranty; and (iii) certain other documents and instruments securing repayment of this Note (together with the Security Instrument, each Guaranty, and all other documents evidencing or securing the Loan are hereinafter collectively referred to herein as the “Loan Documents”). All of the agreements, conditions, covenants, provisions and stipulations contained in the Security Instrument and the Loan Documents are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein and Borrower covenants and agrees to keep and perform them, or cause them to be kept and performed, strictly in accordance with their terms.

1.Defined Terms. In addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings when used in this Note:

“ACH” shall have the meaning provided in Section 2(K).

“Borrower” shall have the meaning set forth in the introductory paragraph.

“Business Day” shall mean a day of the week (but not a Saturday, Sunday or ho li da y) on which the offices of Lender in the State of Washington are open for carrying on substantially all of Lender 's business functions. Unless specifically referenced in this Note as a Business Day, all references to “days” shall be to calendar days.

“Default Rate” shall mean (a) the lesser of (i) eighteen percent (18.00%) per annum, and (ii) the maximum rate permitted under applicable law; plus the interest rate stated in Section 2(B).

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“Environmental Indemnity” shall mean that certain Environmental_ Indemnity Agreement dated as of the date hereof, given by Borrower and Guarantors in favor of Lender, as the same may be amended, restated, or otherwise modified from time to time.

“Event of Default” shall mean (i) when used in reference to this Note, one or more of the events or occurrences referred to in Section 3(A) below; and (ii) when used in reference to any other document, a default or event of default under such document that has continued after the giving of any applicable notice and the expiration of any applicable grace or cure periods.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Guarantor” shall mean, Corey Walters.

“Guaranty” means one or more guaranty agreements given by a Guarantor in favor of Lender, including but not limited to, that certain Unconditional Guaranty of Payment and Performance dated as of the date hereof, given by Guarantors in favor of Lender, each as may be amended, restated, or otherwise modified from time to time.

“Insolvent” or “Insolvency” means one or more of the following events with respect to a Person has occurred: death; dissolution; liquidation; termination of existence; “ insolvent” or “insolvency” within the meaning of the United States Bankruptcy Code or other applicable statute; such Person's inability to pay its debts as they come due or failure to have adequate capital to conduct its business; such Person's failure to have assets having a fair saleable value net of any cost to dispose of such assets in excess of the amount required to pay the probable liability on its then existing debts (including unmatured, unliquidated and contingent debts); appointment of a receiver of any part of the property of such Person, execution of a trust mortgage or any assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such Person, or the offering of a plan to creditors or such Person for composition or extension, except for any involuntary proceeding commenced against such Person that is dismissed within thirty (30) days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

“Lender” shall have the meaning set forth in the introductory paragraph.

“Lien “ means a y security interest in or lien on or against any property arising from any pledge, assignment hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transact ion, capitalized lease,

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consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Loan” shall have the meaning provided in Recital A.

“Loan Documents” shall have the meaning provided in Recital B.

“Materia l Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of Borrower, (b) the ability of Borrower to perform its obligations under this Note or any other Loan Document to which it is a party, (c) the perfection or priority of any Lien purported to be created by any Loan Document, or (d) the validity or enforceability of this Note or any of the other Loan Documents or the rights or remedies of Lender hereunder or thereunder.

“Maturity Date” shall have the meaning provided in Section 2(A).

“Payment Date” shall have the meaning provided in Section 2(D).

“Permitted Encumbrances” means (i) those matters listed on Schedule B to the Title Policy to which title to the Premises may be subject at the date of the date hereof, (ii) all Liens and security interests in, to or affecting the Premises (or any portion thereof) arising under or created by the Security Instrument or any other Loan Document, (iii) any and all other matters affecting title to the Premises created with the prior written consent of Lender or created without the necessity of Lender's consent pursuant to the Deed of Trust, and (iv) such other title exceptions as Lender may reasonably approve in writing.

“Person” means an in dividual, estate, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or other entity.

“Premises” shall have the meaning provided in the Security Instrument.

“Secured Obligations “shall have the meaning provided in the Security Inst rumen t.

“Secured Property” shall have the meaning provided in the Security Instrument.

“Security Instrument” shall have the meaning provided in Recital B.

“Title Policy” means Lender's title insurance policy with extended coverage (issued by a title company acceptable to Lender), insuring the lien of the Security Instrument as a valid first, prior and paramount Lien upon the Premises and all appurtenant easements, with such endorsements as Lender may require, and subject to no other exceptions other than the Permitted Encumbrances.

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2.Rates and Payment of interest on the Loan.

A.Maturity Date. The Loan shall be due and payable, and Borrower hereby promises to pay the outstanding principal amount of the Loan to Lender, together with all accrued interest thereon then remaining unpaid and all other unpaid amounts, charges, fees and expenses outstanding under this Note or under any of the other Loan Documents, on or before September 01, 2024 (the “Maturity Date”), subject to earlier acceleration as provided herein.

B.Interest Rate. Borrower promises to pay to Lender interest on the unpaid principal balance hereof at the rate of Ten and 99/100 percent (10.990%) per annum.

C.Payment of Loan Fee. Simultaneously with the disbursement of the loan proceeds to Borrower, Borrower shall pay to Lender a loan fee equal to One and 00/100 percentage of the total loan amount (1.000%).

D.Payments of Interest. Commencing October 01, 2023, and on the first (15 day of each calendar month thereafter (a “Payment Date”), Borrower shall pay accrued interest on the Loan in arrears. Jn addition, upon the payment or prepayment of the Loan, Borrower shall pay accrued interest on the principal amount so paid or prepaid. Interest payable at the Default Rate shall be payable from time to time on demand. All determinations by Lender of an interest rate hereunder shall be conclusive and binding on Borrower for all purposes, absent manifest error (that is an obvious mathematical error).

E.Payments of Principal; Repayment of Loan. To the extent not sooner repaid, Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loan, together with all other amounts then outstanding under this Note and the other Loan Documents, on the Maturity Date.

F.Default Rate. Upon the occurrence of an Event of Default under this Note or any of the other Loan Documents and during the continuation thereof, and after the Maturity Date or following the acceleration of the Maturity Date of this Note, the outstanding principal balance of the Loan and any other amounts then owing by Borrower to Lender shall bear interest at the Default Rate. In addition, in such event, Lender, at its option, may add any unpaid accrued interest to principal, and such sum shall bear interest therefrom until paid in full at the Default Rate. The interest accruing under this Section shall be immediately due and payable by Borrower to the holder of this Note upon demand and shall be additional indebtedness evidenced by this Note.

G.Late Charge. If any payment of interest or principal due under this Note is not made within ten (10) days after such payment is due, then, in addition to the payment of the amount so due, Borrower shall pay to Lender a “late charge” equal to the lesser of (i) ten percent (10.00%) of the amount of such payment, or (ii) the maximum percentage rate permitted under applicable Jaw of the amount of such payment, to compensate Lender for the cost of collecting and handling such late payment. Such late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Lender.

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H.Usury. Lender and Borrower intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by Lender from Borrower. Accordingly, notwithstanding any other provision hereof, Borrower shall not be required to make any payment of interest that conflicts with the mandatory and nonwaivable provisions of applicable law limiting the maximum amount of interest which may be charged or collected by Lender. Any such excess payment made by Borrower and received by Lender shall be credited as a payment of principal, unless Borrower shall notify Lender in writing that Borrower elects to have such excess sum returned to it. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Note, the burden of proof, by clear and convincing evidence, shall be on Borrower to demonstrate that this Section 2(H) applies to limit any obligation of Borrower under this Note or to require Lender to make any refund, or claiming that this Note conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by Lender from Borrower, as to each element of such claim. To the extent that Borrower is legally capable of doing so, Borrower agrees that the only relevant usury laws are the relevant laws of the State of Washington that are in effect on the date hereof.

I.Prepayment. Borrower may prepay the Loan in full at any time without premium or penal ty. Borrower shall give Lender at least ten (10) days prior written notice of the prepayment of the Loan. Prepayments shall be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid, plus the outstanding principal balance of the Loan, plus all other unpaid amounts, charges, fees and expenses outstanding under this Note or under any of the other Loan Documents. Amounts so prepaid may not be re-borrowed.

J.Computations. Unless otherwise expressly set forth herein, any accrued interest on the Loan, any fees or any other obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed. Interest on this Note shall be payable for the day a disbursement of proceeds of the Loan is made. Regularly scheduled payments of interest on this Note shall include interest accrued through the day on which the payment is made.

K.Payments, Fees and Other General Provisions. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Note, the Security Instrument or any other Loan Document shall be made in U.S. dollars, in immediately available funds, without deduct ion, set-off or counterclaim, to Lender by Automated Clearing House (“ACH”) electronic payment to Lender (or such other electronic means acceptable to Lender) on the date on which such payment shall become due. If the due date of any payment under this Note or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. Borrower hereby agrees to deliver all such documents and instruments as Lender may require from time to time in order to effectuate such ACH payments.

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L.Agreement Regarding Interest and Charges. The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Note is and shall be the interest specifically described in Section l(C). above. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, arrangement fees, amendment fees, transfer review fees, up-front fees, commitment fees, facility fees, exit fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by Lender to third parties or for damages incurred by Lender, or any other similar amounts are charges made to compensate Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Lender in connection with this Note and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

M.[RESERVED]

3.[RESERVED]

4.[RESERVED]

5.Default and Remedies.

A.An “Event of Default” shall have occurred upon the occurrence of any one or more of the following:

(i)any failure by Borrower to make payments of interest to Lender as required hereunder, or any fees or other charges required to be paid to Lender hereunder or under any other Loan Document, and such failure continues for a period of five (5) days or more following its due date;

(ii)failure by Borrower to pay the Loan in full on the Maturity Date in accordance with the terms hereunder;

(iii)failure by Borrower to provide access to the Premises as described in Section 3 herein;

(iv)failure by Borrower to make any payment required by Section 4 herein;

(v)any failure by Borrower to comply with any of the covenants set forth in Article 5 of the Security Instrument;

(vi)the failure by Guarantor to comply with any of the covenants set forth in the Guaranty or the Environmental Indemnity, and such failure continues for more than five (5) days after notice from Lender thereof;

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(vii)any representation, warranty, financial statement, certification or other information at any time made by or on behalf of Borrower or any Guarantor to Lender becomes false or misleading in any material respect;

(viii)Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may have a Material Adverse Effect (as determined by Lender in its reasonable discretion);

(ix)issuance of any injunctions that have a Material Adverse Effect (as determined by Lender in its reasonable discretion), or issuance of any attachments which in the aggregate exceed Ten Thousand and 00/100 Dollars ($10,000.00) in value against Borrower, which is not dismissed or bonded, to the satisfaction of Lender, within sixty (60) days after its issuance;

(x)calling of a meeting of creditors, formation or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for or with the consent or acquiescence of Borrower;

(xi)Insolvency of Borrower or any Guarantor;

(xii)any money judgments aggregating in excess of Ten Thousand and 00/100 Dollars ($10,000.00) are entered against Borrower (except to the extent fully covered by insurance and the insurance carrier has confirmed coverage without reservation of rights), and continue unsatisfied and in effect for a period of sixty (60) days;

(xiii)any garnishment, levy or execution is issued and served upon Lender, which garnishment, levy or execution covers any material portion of property of Borrower in the possession of Lender;

(xiv)(a) any Loan Document, or any covenant, agreement or obligation contained therein or evidenced thereby, ceases in any material respect to be legal, valid, binding or enforceable in accordance with its terms, or is cancelled, terminate d, revoked or rescinded other than in accordance with the terms hereof or thereof, (b) any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Loan Document is commenced by or on behalf of Borrower or any Guarantor, or (c) any court or any other Government al Authority of competent jurisdiction makes a determination that, or issues a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents, or any one or more of the obligations of Borrower or Guarantor thereunder, are illegal, invalid or unenforceable in any material respect in accordance with the terms thereof;

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(xv)the security interests granted by Borrower under the Loan Documents cease to be vali d, first priority security interests (subject only to Permitted Encumbrances) or fails to be perfected, or any Person successfully contests the validity, priority, enforceability or perfection of such security interests;

(xvi)the occurrence of any event or condition that Lender determines, in its reasonable discretion, could have a Material Adverse Effect;

(xvii)the institution of a foreclosure action against the Premises (other than by Lender) or any part thereof, or the filing of a Lien (other than by Lender or a Permitted Encumbrance) against the Secured Property or any part thereof, which is not removed of record, bonded off, or dismissed within thirty (30) days of the institution or filing thereof;

(xviii)the occurrence of any Event of Default under any of the other Loan Documents; or

(xix)the occurrence of any “Default”, “Event of Default” or concept of similar meaning under any other credit facility or loan document evidencing any debt of Borrower to Lender other than with respect to the Secured Obligations.

B.If an Event of Default has occurred and is continuing, Lender shall have the option, without demand or notice, other than specified herein or in the other Loan Documents, to declare the unpaid principal of this Note, together with all accrued interest, and other sums secured by the Security Instrument or other Loan Documents, at once due and payable to the extent permitted by law, to foreclose the Security Instrument and the liens or security interests securing the payment of this Note, and to exercise any and all other rights and remedies available at law or in equity under the Security Instrument or the other Loan Documents.

C.The remedies of Lender, as provided herein or in the Security Instrument or any of the other Loan Documents shall be cumulative and concurrent, and may be pursued sin gula rly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Lende r, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Lender and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

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6.Costs and Attorneys' Fees. If any Event of Default shall occur and be continuing beyond any applicable cure period, or if Lender incurs any expenses or costs in connection with the protection or realization of any collateral, whether or not suit is filed thereon or on any instrument granting a security interest in said collateral, Borrower promises to pay all costs of collection of every kind, including but not limited to all appraisal costs, reasonable attorneys' fees (including, without limitation, any fees and expenses incurred by any in-house legal counsel), court costs, and expenses of every kind, incurred by Lender in connection with such collection or the protection or enforcement of any or all of the security for this Note, whether or not any lawsuit is filed with respect thereto.

7.Use of Proceeds. Borrower represents, warrants, covenants and agrees that all proceeds of the Loan evidenced by this Note will be used exclusively for commercial, business or investment purposes.

8.Waiver. To the fullest extent permitted under applicable law, Borrower, and each Guarantor, surety and endorser hereon, hereby voluntarily waives, to the fullest extent permitted by the law (a) grace, notice, notice of intent to accelerate, notice of default, protest, demand, presentment for payment and diligence in the collection of this Note, and in the filing of suit hereon, and agrees that such Person 's liability and the liability of such Person's heirs, beneficiaries, successors and assigns for the payment hereof shall not be affected or impaired by any release or change in the security or by any increase, modification, renewal or extension of the indebtedness or its mode and time of payment, (b) any suretyship defenses available under California Civil Code Sections 2787 through 2850, inclusive, (c) all homestead and exemption rights, if app li cable, affecting the full collection of this Note, (d) and agrees not to assert, (i) the benefits of any statutory provision limiting the liability of any surety, or (ii) the benefits of any statutory provision limiting the right of Lender to recover a deficiency judgment, or to otherwise proceed against any person or entity obligated for payment of the Note, after any foreclosure or trustee's sale of any security for the Note. It is specifically agreed by the undersigned that Lender shall have the right at all times to decline to make any such release or change in any security given to secure the payment hereof and to decline to make any such increase, modification, renewal or extension of the indebtedness or its mode and time of payment.

9.Notices. Any notices expressly required or permitted by this Note must be in writing, and will be deemed to have been given when delivered by hand, when sent by facsimile, on the date of delivery by any national overnight delivery service (delivery charges prepaid), or on the date of delivery by the United States Postal Service after deposit in the U.S. mails (postage prepaid, certified and return receipt requested), and addressed to the parties at the addresses set forth below, or, in either case, to such other address as a party may designate in a written notice to the other party given in accordance with this Section.

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If to Borrower:	Here Collection LLC - Series #4, a series of Here Collection LLC
8 I 5 Larkview Street
Merritt Island, FL 32953
Attention: Corey Walters

If to Lender:	Vontive, Inc.
500 Sansome Street, Suite 615
San Francisco, CA 94111
Attention: Joseline Palencia
Email: servicing@vontive.com

10.Application of Payments. All payments on account of the indebtedness evidencing the Note shall first be applied to late charges and costs and fees incurred by Lender in enforcing its rights hereunder or under the Security Instrument and the other Loan Documents, second to accrued interest on the unpaid principal balance, and third to reduce unpaid principal.

11.Cross-Default and Cross-Collateralization. Notwithstanding anything herein to the contrary, Borrower acknowledges and consents that the Loan is cross-collateralized and cross-defaulted with those secured obligations described in any deed of trust, mortgage, security deed or other such instrument provided by Borrower to Lender, whether now existing or hereafter entered into, whether individually or jointly with others. This Note is not secured by any California deed of trust provided by Borrower or Lender, whether now existing or hereafter entered into, whether individually or jointly with others.

12.Miscellaneous.

A.The headings of the paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

B.The obligations and liabilities under this Note of Borrower shall be binding upon and enforceable against Borrower and its heirs, legatees, legal representatives, successors and assigns. This Note shall inure to the benefit of and may be enforced by Lender, its successors and assigns.

C.If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

D.Lender may at any time assign its rights in this Note and the Loan Documents, or any part thereof and transfer its rights in any or all of the collateral, and Lender thereafter shall be relieved from all liability with respect to such collateral. In addition, Lender may at any time sell one or more participations in the Note. Borrower may not assign its interest in this Note, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender.

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E.Time is of the essence of this Note and of each and every provision hereof.

F.This Note, together with the other Loan Documents, sets forth all of the covenants, promises, agreements, conditions and understandings of the parties relating to the subject matter of this Note, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Note other than as are set forth herein and in the other Loan Documents. This Note and the other Loan Documents supersede all prior written and oral commitments and agreements relating to the Loan. Borrower acknowledges that it is executing this Note without relying on any statements, representations or warranties, either oral or written, that are not expressly set forth herein.

G.This Note and each provision hereof may be modified, amended, changed, altered, waived, terminated or discharged only by a written instrument signed by the party sought to be bound by such modification, amendment, change, alteration, waiver, termination or discharge.

H.Each party to this Note and legal counsel to each party have participated in the drafting of this Note (or have had the opportunity to consult with legal counsel), and accordingly the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Note, to the extent permitted under applicable law.

13.Choice of Laws. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

14.WAIVER OF JURY TRIAL. BORROWER, BY ITS SIGNATURE BELOW, AND LENDER, BY ITS ACCEPTANCE OF THIS NOTE, HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY.

15.JURISDICTION AND VENUE. All judicial proceedings brought against Lender, Borrower, or any Guarantor with respect to this Note and the other Loan Documents may be brought exclusively in the courts of the State of Washington located in the City of Seattle, King County, or of the United States for the Western District of Washington, and by execution and delivery of this Note, Borrower accepts for itself and in connection with its properties, generally and un conditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note. Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 14. Nothing contained in this Section will limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the state in which Borrower resides or where the Secured Property is located to the extent Lender deems the proceeding necessary or advisable to exercise remedies available under the Loan Documents.

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16.[RESERVED]

17.Survival; Release. if there are two or more parcels to this transaction, then the following applies. All agreements, representations and warranties made in this Note shall survive the execution of this Note, the making of each advance of the Loan by Lender, and the execution of the other Loan Documents, and shall continue until Lender receives payment in full of all obligations of Borrower incurred under this Note and the other Loan Documents. Lender agrees that Lender shall provide Borrower with a release in form and substance satisfactory to Lender (a “Release”), regarding a portion of the Secured Property designated by Borrower for release and which is approved in writing by Lender in Lender's sole discretion (each a “Release Parcel”), from the Security Instrument upon the satisfaction of the following conditions, as determined solely by Lender:

A.No Default or Event of Default is then occurring, and no Default or Event of Default will result from the making of the Release;

B.Lender shall have received not less than fifteen (15) Business Days' prior written notice of the estimated date of the proposed Release;

C.Lender shall have determined, in its sole discretion, that the portions of the Secured Property remaining subject to the lien of the Security Instrument following any such partial release (the “Remaining Property”) shall have access at its boundary to and be adjacent to and contiguous with, publicly dedicated and improved roads or highways then in existence;

D.Lender shall have first received all of the following with respect to the Release Parcel and Remaining Property, at Borrower's sole cost and expense:

(i)payment to Lender in full of an amount equal to one hundred twenty percent (120%) of the unpaid principal balance of Loan allocated to such Release Parcel, as determined by Lender in its reasonable discretion (the “Release Price”), in certified funds (or other good and sufficient funds satisfactory to Lender in its sole discretion) which are immediately available to Lender without any escrow or other condition, all as determined solely by Lender; provided, however, that the amount of any payment made in connection with the delivery of a Release shall be in addition to all amounts due and payable by Borrower as of the date that payment thereof is made to Lender, including, without limitation, amounts due in connection with the Loan;

(ii)evidence that the Release Parcel and the Remaining Property are each legal parcels lawfully created in compliance with all applicable subdivision laws and ordinances·

'

(iii)evidence that the Remaining Property has the benefit of all utilities, easements, public and/or private streets, covenants, conditions and restrictions as may be necessary, in Lender 's sole opinion, for the use thereof;

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(iv)evidence satisfactory to Lender that all taxes, bonds or assessments, which constitute a Lien against the Secured Property have been properly allocated between the Release Parcel and the Remaining Property;

(v)if any, payment of Lender's out-of-pocket reasonable expenses, including, without limitation, the fees and expenses of counsel, in connection with the Release, the cost of all title insurance endorsements requested by Lender, and any trustee 's fees and recording costs in connection with the partial release;

(vi)such other documents, instruments and certifications as Lender may reasonably request; and

(vii)Lender shall have received, at Borrower's sole cost and expense, all title insurance endorsements required by Lender with respect to the Title Policy.

E.Amounts received by Lender pursuant to this Section 16 shall be applied as follows:

(i)FIRST, to the payment of any unpaid costs and expenses due in connection with the Loan, including but not limited to, the Release Price;

(ii)SECOND, to any accrued and unpaid interest due in connection wit h the Loan; and

(iii)LASTLY, to the outstanding principal balance of the Loan.

F.Lender shall provide a Release in the ordinary course of business, only after Lender has received payment in full of the Release Price and upon the satisfaction of all other conditions set forth in this Section 16.

G.Neither the acceptance of any payments nor the issuance of any partial release by Lender shall relieve or otherwise affect Borrower 's liability for the full amount of the Loan indebtedness remaining unpaid or affect the Lien of the Security Instrument encumbering the Remaining Property .

18 .Further Assurances . Borrower shall, at Borrower 's sole cost and expense: (a) execute and deliver to Lender such documents, instruments, certificates, and financial information as Lender may reasonably request, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Note and the other Loan Documents, as Lender reasonably requires from time to time. Failure of Borrower to comply with this Section within ten (10) Business Days ' of Lender's request shall be an Event of Default hereunder.

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19.Judicial Reference. If, despite the choice of governing law set forth in above, and the parties ' express intention that this Note be governed by Washington law, it is determined by a court of competent jurisdiction that any issues or disputes between the parties must be resolved under or in accordance with the laws of the State of California, then in such circumstance only, the parties agree that this Judicial Reference Provision shall apply. As permitted by applicable law, each party waives its respective rights to a trial before a jury in connection with any Claim (as Claim is hereinafter defined), and Claims shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Claim, but not later than thirty (30) days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling judicial reference and staying or dismissing such litigation pending resolution (“Reference Order”). If a Claim, dispute, or controversy arises between the parties, and only if a jury trial waiver is not permitted by applicable law or ruling by a court, the parties elect to proceed under this Section. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Agreement or any other document, instrument or transaction between the parties (each, a “Claim”), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure, or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be the Superior Court in the County where real property involved in the action, if any, is located, or in a County where venue is otherwise appropriate under law (the Court). The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder . The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee's decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law.

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The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted, will be a reference hereunder. AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOIC E, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY. By agreeing to resolve a Claim by judicial reference, each party is giving up any right it may have to a jury trial, as well as other rights it would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal In addition, and not by way of limitation, each party hereto waives the right to litigate in court or arbitrate any claim or dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general. As a result of the provisions of this Section, each party hereto (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this agreement by, among other things, the mutual waivers, agreements, and certifications in this Section.

20.WAIVER OF CIVIL CODE SECTION 2822. Borrower hereby waives any right under California Civil Code Section 2822 or any successor sections to designate the portion of the obligations under the Loan Documents that are to be satisfied by any payment or other satisfaction by Borrower.

(Signature page(s) follow)

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ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of August 1 2023.

BORROWER:

Here Collection LLC - Series #4, a series of Here Collection LLC, a Delaware Limited Liability Company

By:	/s/ Yevgeniy Davidzon
Name: Yevgeniy Davidzon
Title: Authorized Signer

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